SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 16, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5.     Pacific Gas and Electric Company 2003 General Rate Case Proceeding

          On September 15, 2003, PG&E Corporation’s subsidiary, Pacific Gas and Electric Company (Utility), The Utility Reform Network, the California Public Utilities Commission’s (CPUC) Office of Ratepayer Advocates (ORA), Aglet Consumer Alliance, the Modesto Irrigation District (MID), the Natural Resources Defense Council (NRDC), and the Agricultural Energy Consumers Association filed a joint motion with the CPUC seeking approval of a settlement agreement these parties entered into in the Utility’s 2003 General Rate Case (GRC) proceeding.  (MID and NRDC joined in designated portions of the settlement agreement only.)  The proposed settlement agreement also has been filed with the CPUC.  The parties reached agreement on all disputed issues raised by the settling parties in this phase of the GRC, with the exception of the Utility’s request that the CPUC include the costs of a pension contribution in the Utility’s revenue requirement   The CPUC will resolve the pension contribution issue, as well as other issues raised by non-settling parties, based upon briefs to be submitted on September 17, 2003.  The Utility’s GRC revenue requirements are subject to adjustment to reflect the CPUC’s decision regarding those issues not included in the settlement agreement.

           The settlement agreement proposes that the Utility would receive a $236 million increase in its electric distribution revenue requirements and a $52 million increase in its gas distribution revenue requirements, over the current authorized amounts.  This compares with a $447 million increase in electric distribution revenue requirements and a $105 million increase in gas distribution revenue requirements requested by the Utility in its November 2002 application.  It is anticipated that there will be no increase in retail customer electric rates, as the increases provided under the proposed settlement would be offset by decreases in other areas.  The impact of the gas distribution settlement on a typical residential customer’s total gas bill would be 2.26 percent.

           As previously disclosed, the CPUC already is considering a proposed settlement among the Utility, ORA, and other parties that reduced the Utility’s 2003 generation revenue requirement from its initial request for an increase of $149 million to $82 million.  (This generation revenue requirement excludes fuel expense, purchased power expense, the California Department of Water Resources’ (DWR) revenue requirements, and nuclear decommissioning revenue requirements.  Recovery of fuel and purchased power generation-related costs for 2003 was addressed in the proceeding regarding the Utility's Energy Resource Recovery Account.  DWR revenue requirements are addressed in separate proceedings.  Nuclear decommissioning costs were addressed in the Nuclear Decommissioning Costs Triennial Proceeding.)  If approved by the CPUC, the generation settlement would resolve all generation-specific issues, but would not resolve various tax methodology issues nor the amount of administrative and general (A&G) expenses and common plant to allocate to generation.  The new settlement would resolve these remaining issues, proposing that the Utility receive an increase of $38 million for electric generation operations, compared to the $149 million increase originally requested.

          The proposed settlement agreements, if approved by the CPUC, would result in total 2003 revenue requirements for the Utility of $2,493 million for electric distribution operations, $927 million for gas distribution operations, and $912 million for electric generation operations.  If the Utility prevails on the pension contribution issue, an additional revenue requirement of approximately $75 million would be allocated among electric distribution, gas distribution, and electric generation operations.

           The parties have agreed that the Utility’s next GRC will be to determine rates for test year 2007.

           Under the proposed settlement agreements for distribution and generation, attrition revenue increases for 2004, 2005, and 2006 would be authorized in the 2003 GRC.  The attrition increase for 2004 and 2005 would be calculated as the prior year’s revenue requirement multiplied by the Consumer Price Index (CPI).  For 2006, the 2005 revenue requirement would be multiplied by the CPI plus 1 percent to calculate the attrition increase.  For generation, the Utility also would receive additional revenues to cover the costs of refueling activities at its Diablo Canyon nuclear power plant.  For gas and electric distribution operations, the attrition increases would be subject to a minimum increase of 2.0 percent and a maximum increase of 3.0 percent for 2004, a minimum increase of 2.25 percent and a maximum increase of 3.25 percent for 2005, and a minimum increase of 3.0 percent and a maximum increase of 4.0 percent for 2006.  For electric generation operations, the attrition increases would be subject to a minimum increase of 1.5 percent and a maximum increase of 3.0 percent for 2004 and 2005, and a minimum increase of 2.5 percent and a maximum increase of 4.0 percent for 2006.  The parties note in the proposed settlement agreement that outcomes in future cost of capital proceedings, in which the CPUC determines the authorized rate of return that the Utility may earn on its electric and gas distribution and electric generation assets, could affect the Utility’s revenue requirement, including the attrition adjustments.

          The parties have agreed to assume for purposes of calculating the revenue requirement that the Utility’s total utility A&G expenses will be reduced to $585 million from the Utility’s original request of approximately $736 million.  The A&G assumed expenses would be increased if the Utility prevails on the pension fund contribution issue.

          As previously disclosed, the ORA recommended against the Utility’s request for higher electric distribution depreciation rates, resulting in a $123 million difference between the Utility’s and the ORA’s estimates for distribution depreciation expenses.  The settlement agreement provides that the parties will agree to the ORA’s position on calculating electric, gas, and common plant depreciation.

           The parties also agreed to assume for purposes of calculating the revenue requirement that the Utility’s operating and maintenance (O&M) expenses would be $392 million and $119 million for electric and gas distribution, respectively.  Of the amount for electric distribution, $125 million is allocated to vegetation management expense.  The settlement provides that for purposes of calculating the revenue requirement  the Utility’s expenses for electric and gas distribution customer accounts and services will be approximately $201 million and $158 million, respectively.

           To determine the amount of distribution rate base on which the Utility would be entitled to earn an authorized rate of return, the parties agreed to use recorded 2002 plant as the starting point for test year 2003 and to allocate residual and common plant and reserve using the allocation method presented by the Utility.  The parties agreed that the net weighted average capital additions to rate base for 2003 would be $292 million for electric distribution and $89.2 million for gas distribution.

           In addition, the settlement agreement provides that the Utility will implement two new balancing accounts--the Distribution Revenue Adjustment Mechanism and the Utility Generation Balancing Account, effective January 1, 2004, to ensure that the Utility recovers its authorized electric distribution and electric generation revenue requirements regardless of the level of sales.  The Core Fixed Cost Account already performs this function for gas distribution.

           After a settlement agreement is submitted to the CPUC for approval, there is a 45-day comment period, although the parties have requested that this period be shortened.  Depending on the comments submitted, a hearing may be held regarding the settlement.  PG&E Corporation and the Utility are unable to predict the outcome of this matter.

           The parties have requested that the CPUC issue a final decision approving the settlement agreement and resolve all remaining issues on or before February 5, 2004.  Pursuant to a prior CPUC decision, any revenue requirement change would be effective as of January 1, 2003.

Item 9.     Regulation FD Disclosure

          The following information included in this Current Report on Form 8-K regarding the reaffirmation of earnings guidance, is being furnished, not filed, pursuant to Item 9 of Form 8-K.

           PG&E Corporation previously has provided guidance regarding PG&E Corporation’s earnings per share from operations for 2003 and 2004, as furnished in a Current Report on Form 8-K dated August 19, 2003.  PG&E Corporation reaffirms such previously issued guidance for 2003 and 2004.  These statements are forward-looking statements that are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Some of the factors that could cause results to differ materially include:

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The outcome of the Utility’s Chapter 11 proceeding, including whether the proposed settlement agreement becomes effective and whether the new plan of reorganization contemplated by the proposed settlement agreement (Settlement Plan) is implemented;

-	Whether the assumptions contained in Exhibit C to the Disclosure Statement describing the Settlement Plan are realized;

-	Whether the proposed settlements in the Utility’s 2003 GRC proceeding are approved by the CPUC;

-	Unanticipated changes in operating expenses and capital expenditures;

-	The level and volatility of wholesale electricity and natural gas prices and the Utility's ability to manage and respond to this volatility successfully;

-	Changes in market demand and general economic and financial market conditions, including unanticipated changes in interest or inflation rates;

-	The demand for and pricing of natural gas transportation and storage services;

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The Utility's ability to manage the net open position over time, which can be affected by whether various counterparties are able to meet their obligations under their power sale agreements with the Utility or with the DWR;

-	Applicable governmental policies and legislative or regulatory actions;

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Future regulatory proceedings related to whether the Utility has complied with all applicable rules, tariffs, and orders, and the extent to which a finding of non-compliance could result in customer refunds, penalties, or other non-recoverable expense;

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The outcome of pending litigation and regulatory proceedings, including proceedings to determine the timing and impact of the end of the retail electricity rate freeze, the structure of post-rate freeze ratemaking, and whether the Utility is required to refund previously collected revenues to ratepayers;

-	Competition and the level of direct access customers;

-	New accounting pronouncements, including significant changes in accounting policies material to the Utility;

-	How the CPUC administers the capital structure, stand-alone dividend, and first priority conditions of the holding company conditions;

-	The effect of compliance with existing and future environmental laws, regulations, and policies; and

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Whether PG&E Corporation is determined to be liable for any claims asserted by PG&E National Energy Group, Inc. (NEG) or its creditors in NEG’s bankruptcy proceeding against PG&E Corporation and the amount of any claims for which PG&E Corporation is determined to be liable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: LINDA Y.H. CHENG

LINDA Y.H. CHENG Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY
By: KENT M. HARVEY

KENT M. HARVEY Senior Vice President, Chief Financial Officer and Treasurer

Dated:  September 16, 2003